UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November 12, 2018

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12183	11-2644611
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4 Manhattanville Road, Suite 106, Purchase, NY 10577
(Address of principal executive offices, zip code)
(914) 468-4009
(Issuer’s telephone number)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jay D. Ewers, the Chief Financial Officer, Treasurer and Secretary of Bovie Medical Corporation (the “Company”), resigned from all positions with the Company (the “Resignation”). The Resignation shall not be effective, and Mr. Ewers shall continue to be employed by the Company, until such time as (the “Separation Date”) (i) the Company hires a new Chief Financial Officer (the “New CFO”) and (ii) Mr. Ewers completes the transition of his duties to the New CFO (the “Transition Services”). In connection with his Resignation, the Company and Mr. Ewers entered into a Separation Agreement and General Release, effective as of November 12, 2018 (the “Separation Agreement”).

The following is a brief description of the material terms and conditions of the Separation Agreement:

a.    Mr. Ewers shall be paid (i) all wages, wage supplements and any and all other employment compensation and benefits due to Mr. Ewers through and including the Separation Date; (ii) his 2018 bonus in accordance with the terms and conditions of the Company’s 2018 Executive Compensation Plan; (iii) a lump sum severance payment in the gross amount of $271,000.08 (representing Mr. Ewers’ annual base salary), which shall be paid in twenty-six bi-weekly equal installments on the Company’s regular payroll dates; and (iv) monthly payments of one-twelfth of the gross amount of $135,500.04, which constitutes payment of Mr. Ewers’ target bonus for 2019, to be paid over the twelve month period following the Separation Date in accordance with the Company’s applicable Executive Compensation Plan. All of the foregoing payments shall be less legally required federal, state and local and other authorized deductions.

b    Provided that Mr. Ewers provides the Transition Services to the Company, Mr. Ewers shall be paid an additional gross amount of $203,250.06, less legally required federal, state and local and other authorized deductions, which shall be paid in twenty-six bi-weekly equal installments on the Company’s regular payroll dates, with the first such payment to be made on the first regular payroll date following the Separation Date.

c.    Mr. Ewers shall continue to receive his health insurance, dental insurance and Health Reimbursement Arrangement benefits currently paid for by the Company until the last day of the month in which the Separation Date occurs.

d.    If Mr. Ewers elects continuation benefits under COBRA as of the Separation Date, the Company will pay the full expense of the COBRA coverage for a period of twelve months from the Separation Date.

e.    All options to purchase shares of the Company’s common stock granted to Mr. Ewers shall be treated as fully vested in accordance with the terms of the applicable plan and award agreement(s) and shall remain exercisable for a period of twelve months following the Separation Date.

f.    The Separation Agreement contains a customary general waiver and release of claims against the Company.

The foregoing is a summary only of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full text of the Separation Agreement, to be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Item 8.01 - Other Events

On November 13, 2018, the Company issued a press release reporting the Resignation of Mr. Ewers. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated November 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2018	By:	/s/ Charles D. Goodwin II
Charles D. Goodwin II
President and Chief Executive Officer

3